Exhibit 99.2

StorageTek
Q3 2004 Conference Call
Script of Prepared Remarks of Pat Martin

Good afternoon everyone, and thank you for joining us today. As usual, I will make a few opening remarks, and then I’ll turn it over to Bobby, who will cover our third quarter performance in depth.

By now, I’m sure you have had the opportunity to read our earnings release. We are pleased to report our seventeenth straight quarter of year-over-year earnings growth. In the third quarter, we earned $0.39 per diluted share, up from $0.28 per diluted share in the same period last year. For the first nine months, diluted earnings were up 30% to $0.91 per share. For the third quarter, our $526 million in revenue is up slightly over the third quarter of last year and over the second quarter of this year.

We continued to strengthen our balance sheet and to generate positive cash flow. We ended the quarter with a cash and investments balance of over $1.1 billion, that is in addition to the $100 million invested under our recent share repurchase program.

Turning to the markets, our Europe, Africa and the Middle East region continues to show improvement. This quarter, revenue in those areas was up ten percent and up nine percent on a year-to-date basis. Additionally, revenue from our Latin American operations, while small, was healthy with a 25% growth in revenue for the quarter and 30% for the first nine months; and excluding Japan and Korea, Asia and the Pac Rim continue to perform well. However, North America experienced a 3% decline for the quarter.

Service revenue remains strong and was up 9% over the third quarter 2003 and is also up 9% on a year-to-date basis. Our storage services business continues to be central for our business model. We see a lot of opportunity in the services area, both in traditional maintenance, as well as in the professional services and consulting areas. Non-maintenance service revenue was up approximately 25% for the quarter and nearly 20% for the first nine months.

Recently we augmented our storage assessment offerings by purchasing the Storability Software company out of Massachusetts. As you may be aware we have been their selling partner for several years and have many common customers. Their key product, Global Storage Manager (GSM), is an enterprise resource management software solution that enables customers to simplify and centralize the management of multi-vendor, multi-site storage infrastructures. We welcome the approximately 70 Storability employees in Massachusetts and India that will join us.

This acquisition was small from a financial standpoint but is strategic to our ILM offerings. The storage software market has a five-year growth rate of over 15 percent, but more importantly, this is key to the development of our software offerings. By integrating this enterprise-class software into our portfolio of offerings, we can take the next step to help our customers manage copies three through “n” more efficiently. The new release of Storability’s GSM 4.0 includes comprehensive business analytics that allow customers to ensure high availability, by running hypothetical failure scenarios similar to what they do today in their disaster recovery testing.

This acquisition represents the continued execution of StorageTek’s ILM strategy. We are able to extend our ability to address key pains for customers by enhancing our storage management and monitoring software capability in key areas. By combining the power of the Global Storage Manager offering with the power of StorageTek’s customer relationships and global services capabilities, we have created a smart solution for companies as they seek to get greater productivity and better returns on their IT investments.

Within our automated tape solutions, revenue was relatively flat on a year-over-year basis; however, within that number were some good trends. Our 9840/9940 proprietary tape drive revenue was up over 15% from third quarter last year. Additionally, our automation revenue is starting to show the first real revenue contribution from the new SL8500 library.

We are very excited about the customers’ reception of the SL8500. One of our more significant tape automation “wins” this quarter was with a leading global financial services firm. After years of outsourcing their IT function, this customer recently re-evaluated that decision and the management set out to create a world-class IT organization. This organization is driving internal consolidation efforts while moving forward to plan for future growth. The customer purchased six StorageTek’s SL8500, and over eighty five 9940 tape drives as well as software and professional services. This is just one example how customers are favoring our new, state-of-the-art tape automation.

Disk revenue was tepid this quarter with a three percent decline over third quarter last year. While our open systems disk was up two percent, our enterprise disk declined thirteen percent from third quarter 2003. However, we have seen over a 125% increase in number of terabytes shipped for the first nine months. Additionally, for our BladeStore specifically, we shipped 125% more terabytes in the third quarter this year than third quarter last year and over 230% increase for the first nine months.

Last week we held Forum 2004, our worldwide users’ conference. Here more than 600 StorageTek customers, partners and storage industry experts descended on San Antonio, Texas. The goal was to show our customers how to effectively maximize the productivity of storage solutions to meet their critical business needs while driving down costs by implementing our ILM solutions. This is a wonderful venue to showcase our new solutions to our customers while taking the opportunity to discuss their individual situations and how our strategies and solutions can meet their needs.

In conjunction with this terrific event, we showcased nine new products that we expect to launch over the next 9 months, including two new software offerings, and we formalized our TekSelect partner program. Our TekSelect partner program is a standardized program to accommodate customer demand for a single point of contact and support for integrated storage solutions.

We announced and showcased the StreamLine 500 that we launched this October. In the fourth quarter, we expect to ship our VSM with Ficon as well as our newly configured L1400 mid-range library.

We announced the new FlexLine online storage systems family designed to provide the foundation for an adaptable, agile disk-based storage infrastructure. Within the FlexLine series, we announced the FlexLine 600 series storage systems that take customers to the next level of enterprise information lifecycle management, offering a capacity-centric, enterprise-class, online storage system with scalability, superior reliability, simplified management and high throughput performance.

And we announced the much-anticipated VSM Open solution, which delivers superior reliability and performance as well as simplified and enhanced data backup, recovery and protection. We anticipate the new, cutting-edge FlexLine 600 series and the VSM Open will be available in the first half of 2005.

Before turning the call over to Bobby, I would like to end with a few words. The economic environment continues to be difficult to predict around the globe. I think it’s fair to say that there has clearly been an impact from the uncertainty in political issues domestically and abroad, as well as rising interest rates and record oil prices. Earlier this year we stated that our customers were telling us their IT budgets for 2004 would be flat to up slightly – it would appear that this is how the year will end up.

With that in mind, we expect the traditional seasonality of revenue growth for fourth quarter revenue. Due to our strong business model, with this revenue growth, we still anticipate that net income will be within full year guidance, net of any impact from the Storability acquisition, but probably at the low end of the range.

The current external environment is not too different than it has been for the last few years with various weak economies and muted IT spending. Yet, I want to stress to you that we are delivering on our strategy and I expect this to continue. And as importantly, as we continue to enhance shareholders’ value and roll out new product offerings over the next few quarters, I’m excited about our opportunities in the future and look forward to talking with you at the end of the fourth quarter.

At this time, I’d like to turn it over to Bobby Kocol.